                                 EXHIBIT NO. 11
                                 --------------

                                 COMPUTATION OF

                               EARNINGS PER SHARE

                  THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (millions - except per share amounts)
                                  (unaudited)





                                                     Three Months                             Six Months
                                            -----------------------------------------------------------------------------
 Periods Ended June 30,                        1995                1994                1995                1994
                                            -----------------------------------------------------------------------------
                                                        Per                Per                  Per                Per
                                             Amount   Share    Amount    Share    Amount      Share     Amount   Share
                                            -----------------------------------------------------------------------------
 PRIMARY:
 Net income                                  $60.8             $60.5             $121.5                $108.6

 Less:  Preferred stock dividends             (2.1)             (2.1)              (4.2)                 (4.4)
                                            -------------------------           ------------------------------
 Income available to common
 shareholders                                $58.7     $.79    $58.4     $ .79   $117.3       $1.59    $104.2    $1.40
                                            =============================================================================
 Average shares outstanding                   71.8              71.5               71.7                  71.8

 Net effect of dilutive stock options          2.2               2.3                2.3                   2.4
                                            -------------------------           ------------------------------
         Total                                74.0              73.8               74.0                  74.2
                                            =========================           ==============================
 FULLY DILUTED:

 Net income                                  $60.8             $60.5             $121.5                $108.6

 Less:  Preferred stock dividends             (2.1)             (2.1)              (4.2)                 (4.4)

 Income available to common                 -------------------------           ------------------------------
 shareholders                                $58.7     $.79    $58.4     $ .79   $117.3       $1.59     $104.2   $1.40
                                            =============================================================================
 Average shares outstanding                   71.8              71.5               71.7                   71.8

 Net effect of dilutive stock options          2.2               2.4                2.3                    2.4
                                            -------------------------           ------------------------------
     Total                                    74.0              73.9               74.0                   74.2
                                            =========================           ==============================
